UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Eagle Rock Energy Partners, L.P.

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April 26, 2010
Dear Eagle Rock Energy Unitholder:
Enclosed is a copy of the Eagle Rock Energy Partners 2009 Annual Report, which is being provided for informational purposes only.
Separately, as you are probably aware, Eagle Rock will hold a special meeting of its unitholders on May 14, 2010 to approve a series of transactions that will improve the
Partnership’s liquidity position and simplify its structure. The Board of Directors has unanimously recommended that our unitholders vote ‘FOR’ the transactions.
By now you should have received a definitive proxy statement providing notice of the special meeting and important details regarding the transactions. Included in that package was your proxy voting form. If you have already voted, we sincerely appreciate your participation. If you have not yet had the opportunity to vote, please take the time to do so. Your vote is very important in helping decide the future direction of your Partnership. Please be reminded that a failure to vote is counted the same as an affirmative vote ‘AGAINST’ the proposals.
For your convenience, a duplicate proxy voting card is enclosed.
Thank you for your attention to this important matter.
Best regards,
Joseph A. Mills
Chairman and Chief Executive Officer

P. O. Box 2968
Houston, TX 77252-2968

281-408-1200 Office	WWW.EAGLEROCKENERGY.COM

MOVING AHEAD

EAGLE ROCK ENERGY PARTNERS, L.P.

Annual Report 2009

Midstream	Upstream	Minerals
We gather and process natural gas from top-tier producers in Texas and Louisiana	We operate primarily in four low-cost, low-decline producing regions in Texas and Alabama	We receive royalty income with no associated operating costs or capital requirements

Texas Panhandle
East Texas / Louisiana
West Texas
South Texas
Gulf of Mexico
Royalties and Minerals
Upstream Operated Properties
Midstream Pipelines
Midstream Plants

Financial Highlights[1] ($ in 000's)

	2009	2008	2007	2006
Revenue[2]	$610,464	$1,478,265	$642,023	$478,390
Cost of Natural Gas and NGLs	488,230	891,433	553,248	377,580
Operating Expenses[3]	85,243	93,556	61,133	35,206
General and Administrative Expenses	46,188	45,701	27,799	10,860
Depreciation, Depletion, Amortization and Impairment[4]	138,324	291,605	86,308	43,220
Operating Income / (Loss)	(143,969)	145,271	(89,312)	5,524
Net Income / (Loss)	(171,258)	87,520	(145,634)	(23,314)
Adjusted EBITDA[5]	188,583	248,286	132,216	81,192

[1] Adjusted for discontinued operations.
[2] Includes unrealized, non-cash, mark-to-market commodity derivative gain / (loss) of ($189,590), $207,824, ($130,773) and ($26,306) for the years of 2009, 2008, 2007 and 2006, respectively.
[3] Excludes impairment expense and other non-recurring items.
[4] Includes $22,062, $174,851 and $5,749 of non-cash impairment charges in 2009, 2008 and 2007, respectively.
[5] See Eagle Rock's 2009 Annual Report on Form 10-K for a definition of Adjusted EBITDA and a reconciliation to the GAAP financial measure of net income / (loss).

Your Company
Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) is a master limited partnership (MLP) that leverages its Midstream and Upstream expertise to build, acquire and operate natural gas gathering systems, natural gas processing plants and oil and gas properties. Eagle Rock is also one of a small group of MLPs engaged in the fee mineral and royalty business. Eagle Rock is uniquely positioned with the tax advantages of an MLP and a diversified business model, one which allows the Partnership to consider organic growth and acquisition opportunities that may include assets in one or more of its business segments.

READY TO GO THE LONG RUN

2010 will be a pivotal year for Eagle Rock. We responded aggressively to the challenges of 2009 and are committed to positioning the Partnership for long-term success through strengthening our balance sheet and capitalizing on opportunities in our core areas.

Right: **Joseph A. Mills,** *Chairman of the Board & Chief Executive Officer*
Left: **Jeffrey P. Wood,** *Senior Vice President & Chief Financial Officer*

To Our Unitholders

Learning from the past; looking to the future.

2009 was a challenging year that tested our resolve like no other in recent memory.
It was a year of great uncertainty and challenges, to which we responded with urgency and conviction. During the first half of the year, global economic weakness led to a significant reduction in demand for the commodities we produce, transport and process.
Our robust hedge portfolio partially mitigated and insulated us from the price declines, but we were affected by the decline in volume throughput in our Midstream pipelines and plants. Beyond the operational impact, the global financial crisis that began in the fall of 2008 reduced credit availability from the banking system and the capital markets.
These systemic issues impacted us and many of our peers, and we were also impacted by our leverage levels at the time. We took on additional debt to close the Millennium
Midstream Partners acquisition in October 2008, with the intention to bring our leverage back in-line with historical levels through a subsequent equity issuance. This proved increasingly difficult as the capital markets seized up.
This “perfect storm” of declining volumes, lower prices, dislocations in the NGL market, elevated debt levels and the limited availability of new capital led to the most difficult decision of my tenure at Eagle Rock. In April, we elected to reduce our distribution in order to preserve capital and remain in compliance with our attractively-priced credit facility.
From that point to the end of 2009, we repaid $83 million of debt and ended the year with over $60 million of availability. The distribution cut was the right move for the Partnership, but we continued to discuss and evaluate plans to further address our liquidity needs and position ourselves to regain momentum. A more comprehensive long-term solution to recapitalize Eagle Rock came in the form of a proposal from Natural Gas Partners, our general partner and largest unitholder, and Black Stone Minerals. The recapitalization and related transactions are discussed in greater detail on the following pages and in the proxy statement we filed with the SEC on March 30. We look forward to bringing the recapitalization and related transactions to a vote before our unitholders on May 14.

2	EAGLE ROCK ENERGY PARTNERS, L.P.

We fought hard to weather the
storms of 2009 without sacrificing
the long-term potential of our
asset base, and we entered 2010
with increased optimism, focus
and determination to succeed.
Adjusted EBITDA ($ in millions)
Midstream Daily
Gathering Volumes (in MMcf/d)
Upstream Daily
Production Volumes (in Boe/d)
(1) Includes operations from
Escambia and Redman acquisitions
beginning on August 1, 2007
The difficulties encountered in 2009 prompted a lot of hard questions about our organization. Does the MLP structure remain the best vehicle for us to create unitholder value? Should we continue to pursue opportunities in multiple business lines? We concluded that our existing strategy remains sound but could be improved as a result of the difficult lessons learned over the past year. We have refocused our commitment to financial discipline, operational excellence and customer service. We are intent on further strengthening our balance sheet and finding a prudent path to quickly reinstate a more meaningful distribution to our unitholders. We fought hard to weather the storms of 2009 without sacrificing the long-term potential of our asset base, and we entered 2010 with increased optimism, focus and determination to succeed.
The proposed sale of our Minerals Business, if consummated, focuses the
Partnership on its two core operating segments—Midstream and Upstream.
Eagle Rock began as a midstream company, and we plan to continue to build around that base. We expect the midstream acquisition market to be highly competitive in 2010, and we will only acquire assets that make strategic sense and can be purchased at reasonable multiples. We will focus our midstream growth efforts primarily on organic opportunities in and around our existing core areas.
An example of our organic growth efforts is the Phoenix processing plant we announced in February 2010. This cryogenic facility will replace our aging Arrington plant in the Texas Panhandle, allowing us to consolidate volumes across the system and enhance recoveries for our producer customers and ourselves. We expect the Phoenix plant to be in place by the third quarter of 2010, at which point we will add up to 40 MMcf/d of processing capacity to meet growing production volumes from the Granite Wash play. We also see exciting opportunities around our East Texas segment as producers expand their drilling efforts on the Texas side of the Haynesville Shale formation. Our desire to grow, however, will not take us away from our key priority of providing outstanding service to our existing producer customers. Our goal is to be a competitive and low-cost gatherer in all our core areas. This requires unrelenting attention to operational efficiencies, including costs, run-times and recoveries.
Our Upstream Business offers an attractive inventory of low-cost, low-risk drilling opportunities which we anticipate will fuel production growth in 2010. During 2009, we continued our trend of efficient operations with an operating cost structure of $9.60/Boe, and a total development cost of $6.00/Boe. We plan to continue to exploit our attractive reserve base,
72% of which at year-end was comprised of crude oil and natural gas liquids.
In fact, our 2010 drilling and recompletion budget is our largest since we acquired the properties. We plan to drill six new wells in our Permian Basin area as well as conduct numerous low-risk workovers and recompletions in Alabama and East Texas.
Overall, we are pleased and excited about the opportunities we see in 2010.
We appreciate the patience and support shown by our unitholders over what was a very challenging year. We remain focused on improving our liquidity position, profitably growing our business and reinstating a meaningful distribution in the near future.
Sincerely,
Joseph A. Mills
Chairman of the Board & Chief Executive Officer

EAGLE ROCK ENERGY PARTNERS, L.P.	3

Recapitalization & Related Transactions

Improving liquidity
and simplifying structure.

The man who can drive himself further once the effort gets painful is the man who will win. – ROGER BANNISTER

On December 21, 2009, Eagle Rock announced a series of transactions, as amended on January 12, 2010, with affiliates of Natural Gas Partners
(“NGP”) and Black Stone Minerals Company (“Black Stone”) to improve the Partnership’s liquidity and simplify its structure. We call the transactions the “Recapitalization and Related Transactions,” which include:
•	An option to acquire our general partner, currently controlled by NGP, and add additional independent directors to our
board in exchange for one million common units; our lending
group has amended our credit facility to allow for the
early exercise of this option without causing an event of
default under our credit facility.

•	The sale of our Minerals Business to Black Stone for $174.5 million in cash.

•	The simplification of our capital structure through the elimination of our 20.7 million subordinated units and the incentive distribution rights.

•	Other liquidity-enhancing transactions described in the proxy statement we filed with the Securities and Exchange Commission (SEC) on March 30.

In exchange for NGP’s contributions under the
Recapitalization and Related Transactions, Eagle Rock
will pay NGP a fee in either cash or stock. All of the
transactions are cross-conditioned on one another.
In total, we expect the Recapitalization and Related
Transactions will enhance our financial flexibility and
assist us in our goals of growing and diversifying our
business and in reestablishing a more meaningful
quarterly cash distribution.
The consummation of the Recapitalization and
Related Transactions is contingent upon a majority
vote of our unaffiliated partners, and we encourage
all of our unitholders to vote on this very important
matter. We will hold a special unitholder meeting
on May 14 and will present certain of the transactions
for approval. NGP and the executive team will not
be entitled to vote their units on these matters.
The Conflicts Committee, which is comprised solely
of our independent directors, and our full board
have approved and unanimously recommended that
unitholders vote ‘FOR’ the transactions.

In connection with the proposed Recapitalization and Related Transactions, Eagle Rock has filed a proxy statement and other documents with the SEC, including the Partnership’s Annual Report on
Form 10-K for the year ended December 31, 2009 which contains a detailed list of the Partnership’s risk factors. Investors and unitholders are advised to read the proxy statement in its entirety as it contains important information about Eagle Rock and the Recapitalization and Related Transactions.

4	EAGLE ROCK ENERGY PARTNERS, L.P.

OVERCOMING OBSTACLES

Sometimes it takes a big challenge to elicit a big response. While the recapitalization proposal will help address Eagle Rock's near-term liquidity challenges, the true benefit lies in the simplification of our structure. Long after the worries of 2009's financial crisis are past, our unitholders stand to benefit from improved governance and the cost of capital advantage from the removal of the incentive distribution rights.

EAGLE ROCK ENERGY PARTNERS, L.P. | 5

The way a team plays as a whole determines its success. – BABE RUTH

The Operations

Benefiting from our multiple lines of business and our position in attractive producing basins.

              2009 MIDSTREAM HIGHLIGHTS

•	Successfully executed cost-cutting initiatives which resulted in 21% lower unit operating expenses, on a $/Mcf basis.

•	Achieved a 32% rate of return on approximately $28 million of capital projects in the Texas Panhandle and East Texas / Louisiana segments.

•	Gathered gas from first Haynesville well via our Belle Bower gathering system located in East Texas / Louisiana segment.

•	Installed a third compressor in the Texas Panhandle system to accommodate continued drilling by one of our largest customers at our Roberts County processing plant.

•	Entered into 15,000 acre dedication with customer in and around our Brookeland plant in our East Texas / Louisiana segment.

•	Continued our emphasis on employee safety and responsible environmental stewardship, finishing 2009 with zero National Response Center (NRC) recordable spills and a 2.35 recordable injury rate.
MIDSTREAM

Eagle Rock’s Midstream Business gathers raw natural
gas from the wellhead through gathering lines, and delivers
it to treating and processing plants. There impurities are
removed and natural gas liquids (NGLs) are extracted
to deliver pipeline-quality natural gas and NGLs for sale.
The natural gas volumes we treat and process are owned
by other producers who compensate us under various
standard industry contracts. We also own and operate
compressor stations, which boost the pressure of natural
gas so that it may flow through our gathering and
transportation pipelines.
The Partnership has an attractive mix of fee-based and
commodity-based contracts and is steadily migrating
towards more stable, fee-based agreements. As of
December 31, 2009, our contract mix based on throughput
volumes was 43% percent-of-proceeds, 37% fee-based,
12% fixed recovery and 8% keepwhole.
Our Midstream Business is strategically located in
five significant natural gas producing regions: (i) the
Texas Panhandle; (ii) East Texas / Louisiana; (iii) South Texas;
(iv) West Texas; and (v) the Gulf of Mexico. These five
regions encompass prolific, mature, natural gas producing
basins that have historically experienced significant
drilling activity. Today, our Midstream Business includes
approximately 5,244 miles of natural gas gathering
pipelines with approximately 2,700 well connections,
19 natural gas processing plants with approximately
757 MMcf/d of plant processing capacity and 203,580
horsepower of compression. Our Midstream Business
averaged 587 MMcf/d of gathered volumes and
348 MMcf/d of processed volumes during 2009.

6	EAGLE ROCK ENERGY PARTNERS, L.P.

UPSTREAM

Eagle Rock’s Upstream Business involves low-risk exploitation and development of mature assets.
We drill for oil and gas in well-developed basins
and sell the production, sharing both the revenues
and the operating costs with other interest owners.
We do not engage in exploration, primarily due to
our business model which is best suited to low-risk
drilling opportunities.
Our Upstream Business has long-lived, high working interest properties located primarily in Southern Alabama (where we also operate the associated gathering and processing assets), East Texas,
South Texas and West Texas. As of December 31, 2009,
these working interest properties included 260
operated productive wells and 147 non-operated wells
with net production of approximately 5,300 Boe/d
and proved reserves of approximately 33.8 Bcf of
natural gas, 7.5 MMBbls of crude oil and 6.1 MMBbls
of natural gas liquids. Eagle Rock’s upstream assets
have a reserve life of approximately 10 years and are
88% proved developed producing.

2009 UPSTREAM HIGHLIGHTS

•	Achieved an 81% rate of return on approximately $6.2 million of capital projects, including three new wells and ten workovers.
•	Reduced unit operating expense by 14% from $11.16/Boe in 2008 to $9.60/Boe in 2009.
•	Maintained production at approximately 5.3 Mboe per day (vs. 2008 average production of 5.4 Mboe per day) despite unexpected compression downtime at our Big Escambia Creek facility.
•	Achieved an excellent safety record with zero recordable injuries and no NRC recordable spills during the twelve months ended December 31, 2009.

MINERALS

Eagle Rock’s Minerals Business, which is currently subject to a sales agreement under the Recapitalization and Related Transactions, is a diversified set of fee mineral, royalty interests and overriding royalty interests in multiple producing trends over 5.6 million gross mineral acres (430,000 net mineral acres) and interests in over 2,800 productive wells in 17 states in the United States. These non-operated mineral interests bear no costs associated with drilling or operating the wells (other than ad valorem and production taxes) and in many cases are perpetual. We derive income from these assets in the form of lease bonus payments, delay rentals and royalty payments from the sale of production.
As of December 31, 2009, Eagle Rock’s Minerals Business consisted of proved reserves of approximately 4.8 Bcf of natural gas and 2.9 MMBbls of crude oil, all of which are 100% proved developed producing.

2009 MINERALS HIGHLIGHTS

•	We entered into a definitive agreement
to sell our Minerals Business to Black Stone
Minerals Company, L.P. for $174.5 million,
subject to unitholder approval of certain
other transactions. The proposed sale is
being contemplated as part of the
Recapitalization and Related Transactions
which are projected to improve our liquidity
position and simplify our capital structure.
•	Our diversified gross acreage footprint provided lease bonuses and delay rentals of $2.3 million. The lease bonuses were
predominantly from leasing and production
in and around the Haynesville Shale play
of North Louisiana and East Texas and the
Austin Chalk Trend in East Texas.

EAGLE ROCK ENERGY PARTNERS, L.P.	7

GOING THE DISTANCE

We would like to thank our unitholders for their continued confidence and ongoing support. We would also like to thank and acknowledge our employees for their efforts throughout 2009. It is through their commitment and dedication that we were able to persevere through difficult times and end the year a stronger company.

In 2010, we will continue to focus on financial discipline, efficient operations and exceptional customer service. We look forward to establishing a path towards reinstating a more meaningful distribution to our unitholders.

8 | EAGLEROCK ENERGY PARTNERS, L.P.

Corporate Information

TRANSFER AGENT & REGISTRAR
Requests regarding transfer of units,
lost certificates or changes of address
should be directed to:
American Stock Transfer and Trust Company
Attn: Shareholder Services
59 Maiden Lane, Plaza Level
Brooklyn, New York 10038
phone: (800) 937-5449
email: info@amstock.com
internet: amstock.com
STOCK EXCHANGE
Eagle Rock Energy Partners, L.P. common units
are traded on the Nasdaq Global Select Market
under the symbol EROC.
K-1 INQUIRIES
Unitholder Schedule K-1 inquiries
should be directed to:
Eagle Rock Energy K-1 Support
phone: toll-free at (866) 536-1971
email: info@eaglerockenergy.com
PARTNERSHIP OFFICES
Eagle Rock Energy Partners, L.P.
1415 Louisiana Street, Suite 2700
Houston, Texas 77002
phone: (281) 408-1200
ADDITIONAL INVESTOR
INFORMATION
Additional information about Eagle Rock Energy
Partners, L.P. can be obtained by contacting
Investor Relations at (281) 408-1200 or by visiting
our website at www.eaglerockenergy.com
INTERNET WEBSITE
Earnings and other financial results,
Partnership news, filings with the Securities
and Exchange Commission and other
Partnership information are available on
our website at www.eaglerockenergy.com
FORWARD-LOOKING
STATEMENTS
This report may include “forward-looking statements.”
All statements, other than statements of historical
facts, included in this report that address activities,
events or developments that the Partnership expects,
believes or anticipates will or may occur in the future
are forward-looking statements and speak only as of
the date such statement is made. These statements
are based on certain assumptions made by the
Partnership based on its experience and perception
of historical trends, current conditions, expected
future developments and other factors it believes are
appropriate under the circumstances. Such statements
are subject to a number of assumptions, risks and
uncertainties, many of which are beyond the control
of the Partnership, which may cause the Partnership’s
actual results to differ materially from those implied
or expressed by the forward-looking statements.
The Partnership assumes no obligation to update
any forward-looking statement as of any future date.
For a detailed list of the Partnership’s risk factors,
please consult the Partnership’s Annual Report on
Form 10-K for the year ended December 31, 2009
filed with the SEC, as well as any other public filings
and press releases.
NON-GAAP FINANCIAL MEASURES
The table below includes the non-GAAP financial measure of Adjusted EBITDA. Eagle Rock defines Adjusted
EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion, amortization and impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments;
(gains) losses on discontinued operations and other (income) expenses.
Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA is also used as a supplemental financial measure by external users of Eagle Rock’s financial statements such as investors, commercial banks and research analysts.

	Year Ended Dec 31,
($ in 000’s)	2009	2008	2007	2006

Net Income (loss)	($171,258)	$87,520	($145,634)	($23,314)

Add:
Interest expense, net	41,349	38,260	44,587	30,383
Depreciation, depletion, amortization and impairment	138,324	291,605	86,308	43,220
Income tax provision (benefit)	1,087	(1,134)	158	1,230

EBITDA	$9,502	$416,251	($14,581)	$51,519

Add:
Income for discontinued operations	(290)	(1,764)	(1,130)	0
Risk management portfolio value changes	177,061	(180,107)	144,176	23,531
Restricted unit compensation expense	6,685	7,694	2,395	142
Other income	(2,328)	(5,328)	(696)	0
Other operating expense	(3,552)	10,699	2,847	6,000
Non-cash mark-to-market of Upstream imbalances	1,505	841	0	0
Non-recurring operating items	0	0	(795)	0

Adjusted EBITDA	$188,583	$248,286	$132,216	$81,192

Eagle Rock’s Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities as other entities may not calculate Adjusted EBITDA in the same manner as
Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted
EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts.
PUBLICLY TRADED PARTNERSHIP ATTRIBUTES
Eagle Rock Energy Partners, L.P. is a publicly-traded master limited partnership, which operates in the following distinct ways from a publicly-traded stock corporation. Unitholders own partnership units and receive cash distributions, instead of shares of stock and dividends. A partnership generally is not subject to federal and state income taxes, unlike a corporation. Partnerships flow through all of the annual income, gains, losses, deductions or credits to unitholders, who are required to show their allocated share of these amounts on their income tax returns, as though these items had been incurred directly. Eagle Rock Energy provides each unitholder of record a Schedule K-1 tax package that includes each unitholder’s allocated share of reportable Partnership items and other Partnership information necessary to be included in tax returns. This compares with a corporate stockholder, who receives a Form 1099 annually detailing required tax data.
OFFICERS
Joseph A. Mills, 50
Chief Executive Officer
Jeffrey P. Wood, 39
Senior Vice President and Chief Financial Officer
Charles C. Boettcher, 36
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Alfredo Garcia, 44
Senior Vice President, Corporate Development
Steven G. Hendrickson, 48
Senior Vice President, Technical Evaluations
Joseph E. Schimelpfening, 48
Senior Vice President, Upstream and Minerals Business
William E. Puckett, 54
Senior Vice President, Midstream Business
BOARD OF DIRECTORS
Joseph A. Mills, 50
Chairman
Kenneth A. Hersh, 47
William J. Quinn, 39
Philip B. Smith, 58
William A. Smith, 65
John A. Weinzierl, 41
William K. White, 67